The J. M. Smucker Company Announces Fiscal 2015 Second Quarter Results

-- EPS up 6 percent; Non-GAAP EPS flat

-- Quarter results significantly impacted by volume declines in Coffee segment

-- Consumer Foods segment profit up 17 percent

ORRVILLE, Ohio, Nov. 19, 2014 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the second quarter ended October 31, 2014, of its 2015 fiscal year. Results for the quarter and six months ended October 31, 2014 and 2013, include the operations of Sahale Snacks, Inc. ("Sahale") since the completion of the acquisition on September 2, 2014, Enray Inc. ("Enray") since the completion of the acquisition on August 20, 2013, and the impact of the Company's licensing and distribution agreement with Cumberland Packing Corp. ("Cumberland"), which commenced on July 1, 2013.

Executive Summary

	Three Months Ended October 31,			Six Months Ended October 31,
	2014	2013	% Increase (Decrease)	2014	2013	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,481.8	$ 1,559.9	(5%)	$ 2,805.6	$ 2,910.8	(4%)
Operating income	$ 254.8	$ 250.8	2%	$ 446.4	$ 464.1	(4%)
% of net sales	17.2%	16.1%		15.9%	15.9%
Net income:
Net income	$ 158.3	$ 153.4	3%	$ 274.3	$ 280.0	(2%)
Net income per common share - assuming dilution	$ 1.55	$ 1.46	6%	$ 2.69	$ 2.65	2%

Operating income excluding certain items affecting comparability	$ 250.3	$ 261.5	(4%)	$ 472.3	$ 477.5	(1%)
% of net sales	16.9%	16.8%		16.8%	16.4%
Income excluding certain items affecting comparability:
Income	$ 155.4	$ 160.5	(3%)	$ 291.5	$ 288.9	1%
Income per common share - assuming dilution	$ 1.53	$ 1.53	0%	$ 2.86	$ 2.74	4%

  Second quarter net sales decreased 5 percent in 2015, compared to 2014, reflecting decreased volume, most significantly in the U.S. Retail Coffee segment.
  Operating income excluding the impact of restructuring and merger and integration costs and unallocated derivative gains and losses ("certain items affecting comparability") decreased 4 percent in the second quarter of 2015, compared to 2014, and was attributed to the impact of a decline in gross profit, driven by the U.S. Retail Coffee segment, offset by lower marketing expenses.
  Income excluding certain items affecting comparability decreased 3 percent in the second quarter of 2015, compared to 2014, due to the decrease in operating income partially offset by a decrease in interest expense.
  Second quarter income per diluted share, excluding certain items affecting comparability, was flat in 2015, compared to 2014, and benefited from the Company's share repurchase activities during the second half of fiscal 2014 which reduced weighted average shares outstanding by 3 percent.
  Net income per diluted share increased 6 percent in the second quarter of 2015, compared to 2014, reflecting a favorable change in unallocated derivative gains and losses.

"Our second quarter fell short of expectations primarily driven by our coffee business," said Richard Smucker, Chief Executive Officer. "We are confident that this shortfall was a result of short-term challenges and that the fundamentals of our coffee business remain solid. Our rapid ascent of coffee prices to reflect higher green coffee costs impacted volume more than we expected. The balance of our businesses performed well led by the Jif®, Crisco®, and Smucker's® brands. As we move to the second half of the fiscal year, we have adjusted our tactics to address short-term challenges. We continue to have healthy, consumer-relevant brands, a strong innovation pipeline, and a very talented team. We are optimistic about our prospects for future, long-term growth."

"Since acquiring the coffee business in 2008, we have successfully navigated through many business climates including ever-changing consumer habits and fluctuating green coffee markets, yet we have been able to consistently grow earnings in the coffee segment and our brands continue to lead in market share by a wide margin," added Vince Byrd, President and Chief Operating Officer. "Clearly our most recent pricing actions affected our volume more than we anticipated. The pricing impact of higher green coffee costs will continue through the remainder of the fiscal year; however, we expect our coffee volume trends to improve versus our second quarter as we tactically address this short-term challenge."

Net Sales

	Three Months Ended October 31,				Six Months Ended October 31,
	2014	2013	Increase (Decrease)%		2014	2013	Increase (Decrease)%
	(Dollars in millions)

Net sales	$ 1,481.8	$ 1,559.9	$ (78.1)	(5%)	$ 2,805.6	$ 2,910.8	$ (105.2)	(4%)
Adjust for certain noncomparable items:
Acquisitions	(10.2)	-	(10.2)	(1%)	(27.7)	-	(27.7)	(1%)
Distribution agreement	-	-	-	-	(6.1)	-	(6.1)	(0%)
Foreign currency exchange	8.0	-	8.0	1%	12.5	-	12.5	0%
Net sales adjusted for certain noncomparable items(A)	$ 1,479.6	$ 1,559.9	$ (80.3)	(5%)	$ 2,784.3	$ 2,910.8	$ (126.5)	(4%)

Amounts may not add due to rounding.

(A) Net sales adjusted for certain noncomparable items is a non-GAAP measure used in evaluating performance internally. This measure provides useful information to investors because it enables comparison of results on a year-over-year basis. Net sales adjusted for certain noncomparable items in the table above excludes the impact of the Sahale acquisition, the incremental impact of the Enray acquisition and the Cumberland distribution agreement, and foreign currency exchange.

Net sales decreased 5 percent in the second quarter of 2015, compared to the second quarter of 2014, mostly due to the impact of volume declines in the U.S. Retail Coffee segment driven by the Folgers® brand. Volume declines were also realized due to the continued impact of the private label hot beverage business exits in the International, Foodservice, and Natural Foods segment and in the Pillsbury® and Robin Hood® baking brands. Volume gains were realized in Jif® peanut butter, Crisco® oils, Smucker's® Uncrustables® frozen sandwiches, and R.W. Knudsen Family® beverages.

Net price realization was essentially flat as higher coffee list prices were offset by promotional coffee spending and lower net pricing for oils, peanut butter, and fruit spreads. Sales mix was unfavorable in the second quarter of 2015, compared to the second quarter of 2014, driven by the volume declines in the U.S. Retail Coffee segment, and represented 2 percentage points of the net sales decrease. The acquired Sahale business and the incremental impact of Enray contributed a combined $10.2 million to net sales in the second quarter of 2015.

Margins

	Three Months Ended October 31,		Six Months Ended October 31,
	2014	2013	2014	2013
	(% of net sales)

Gross profit	36.2%	35.4%	36.2%	35.9%
Selling, distribution, and administrative expenses:
Marketing	4.6%	5.4%	5.2%	5.6%
Selling	3.5%	3.5%	3.7%	3.5%
Distribution	2.7%	2.7%	2.8%	2.8%
General and administrative	6.1%	5.7%	6.4%	6.0%
Total selling, distribution, and administrative expenses	17.0%	17.3%	18.0%	17.9%
Amortization	1.7%	1.6%	1.8%	1.7%
Other special project costs	0.2%	0.4%	0.4%	0.4%
Other operating expense (income) - net	0.1%	(0.0%)	0.1%	(0.0%)
Operating income	17.2%	16.1%	15.9%	15.9%

Amounts may not add due to rounding.

Gross profit decreased $16.1 million in the second quarter of 2015, compared to 2014, driven by lower volume and unfavorable mix. Excluding certain items affecting comparability, which primarily consisted of the impact of unallocated derivative gains and losses, gross profit decreased $27.2 million, or 5 percent, and was 35.7 percent of net sales in both periods.

Overall, the net impact of commodity costs and net price realization was slightly favorable to gross profit. Peanut and oil costs were lower and not fully offset by lower net prices in the second quarter of 2015, compared to 2014. This compensated for higher green coffee costs which were not fully recovered by higher net price realization due to promotional spending.

Selling, distribution, and administrative expenses decreased $17.9 million, or 7 percent, in the second quarter of 2015, compared to the second quarter of 2014, and decreased as a percentage of net sales from 17.3 percent to 17.0 percent. Marketing, selling, and distribution expenses decreased 19 percent, 5 percent, and 4 percent, respectively. The decrease in marketing expenses was primarily related to reductions in the Company's U.S. Retail Coffee segment. General and administrative expenses increased 3 percent in the second quarter of 2015, compared to 2014, due to an increase in supply chain support costs as corporate administrative expenses decreased 5 percent.

Operating income increased $4.0 million, or 2 percent, in the second quarter of 2015, compared to 2014, reflecting a favorable change in certain items affecting comparability. Excluding certain items affecting comparability in both periods, operating income decreased $11.2 million, or 4 percent.

Interest Expense and Income Taxes
Net interest expense decreased $4.3 million in the second quarter of 2015, compared to 2014, reflecting the impact of long-term debt repayments made over the last 12 months and an interest rate swap the Company entered into during the second quarter of 2014, converting a portion of its debt from a fixed- to a variable-rate basis.

Income taxes increased $4.0 million in the second quarter of 2015, compared to 2014, reflecting increases in income before income taxes and the effective tax rate. The effective tax rate increased from 33.3 percent in the second quarter of 2014 to 33.7 percent in the second quarter of 2015.

Segment Performance

	Three Months Ended October 31,			Six Months Ended October 31,
	2014	2013	% Increase (Decrease)	2014	2013	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 533.0	$ 594.9	(10%)	$ 1,035.7	$ 1,109.3	(7%)
U.S. Retail Consumer Foods	$ 605.0	$ 612.6	(1%)	$ 1,127.8	$ 1,149.0	(2%)
International, Foodservice, and Natural Foods	$ 343.8	$ 352.4	(2%)	$ 642.1	$ 652.5	(2%)

Segment profit:
U.S. Retail Coffee	$ 151.2	$ 180.6	(16%)	$ 288.8	$ 323.2	(11%)
U.S. Retail Consumer Foods	$ 118.0	$ 100.7	17%	$ 231.2	$ 196.2	18%
International, Foodservice, and Natural Foods	$ 45.2	$ 47.4	(5%)	$ 80.6	$ 90.5	(11%)

Segment profit margin:
U.S. Retail Coffee	28.4%	30.4%		27.9%	29.1%
U.S. Retail Consumer Foods	19.5%	16.4%		20.5%	17.1%
International, Foodservice, and Natural Foods	13.1%	13.5%		12.5%	13.9%

U.S. Retail Coffee
The U.S. Retail Coffee segment net sales decreased 10 percent in the second quarter of 2015, compared to the second quarter of 2014. The net sales decrease reflects lower volume somewhat offset by favorable mix and higher net price realization which resulted from the 9 percent list price increase taken in the first quarter of 2015, driven by higher green coffee costs, offset by promotional spending. Segment volume decreased 18 percent in the second quarter of 2015, compared to the second quarter of 2014, driven by a 20 percent decrease in the Folgers® brand. The Folgers® brand volume decline was attributed to consumer response to higher promoted price points on shelf for its roast and ground coffee offerings, competitive activity, and reduced promotional effectiveness. Promotional spending decreased sequentially from the first quarter of 2015 resulting in significantly higher promoted price points on shelf. The Cafe Bustelo® brand and Dunkin' Donuts® packaged coffee volumes also decreased in the quarter, 12 percent and 3 percent, respectively. Volume of K-Cup® packs increased 15 percent, while net sales increased 12 percent in the second quarter of 2015, compared to the second quarter of 2014.

The U.S. Retail Coffee segment profit decreased $29.4 million, or 16 percent, in the second quarter of 2015, compared to the second quarter of 2014, driven by lower sales volume. The net impact of higher green coffee costs and prices was modestly unfavorable to segment profit in the second quarter of 2015, compared to 2014, and was offset by favorable mix. A reduction in marketing expenses contributed favorably to segment profit in the second quarter of 2015, compared to 2014.

U.S. Retail Consumer Foods
The U.S. Retail Consumer Foods segment volume was flat in the second quarter of 2015, compared to the second quarter of 2014. Segment net sales decreased 1 percent in the second quarter of 2015, compared to 2014, reflecting lower net price realization primarily for the Crisco® and Jif® brands. The Sahale business contributed $6.0 million to segment net sales in the second quarter of 2015.

Jif® brand volume increased 2 percent and net sales were flat, in the second quarter of 2015, compared to the second quarter of 2014. Smucker's® Uncrustables® frozen sandwiches were up 22 percent and 21 percent in volume and net sales, respectively. Volume and net sales of Smucker's® fruit spreads both decreased 3 percent. Crisco® brand volume increased 2 percent, while net sales decreased 8 percent, impacted by a 9 percent list price decline taken in the fourth quarter of 2014. Volume for the Pillsbury® brand decreased 3 percent, and was the primary contributor to the overall flat segment volume as measured on a tonnage basis, and net sales decreased 6 percent.

The U.S. Retail Consumer Foods segment profit increased $17.3 million, or 17 percent, in the second quarter of 2015, compared to the second quarter of 2014. Overall lower commodity costs, primarily for peanuts and oils, were partially offset by lower net price realization and drove the segment profit increase. Segment profit in the prior year was impacted by temporary incremental costs at the Company's fruit spreads manufacturing facility and capacity expansion at its Smucker's® Uncrustables® facility. Sahale was not significant to segment profit in the second quarter of 2015.

International, Foodservice, and Natural Foods
Net sales in the International, Foodservice, and Natural Foods segment decreased 2 percent in the second quarter of 2015, compared to 2014. Excluding the impacts of Sahale, Enray, and foreign currency exchange, segment net sales decreased 1 percent and volume decreased 3 percent. The volume decline reflects the impact of the planned exit of the Company's private label foodservice hot beverage business and decreases in the Robin Hood® and Five Roses® brands in Canada that offset gains in R.W. Knudsen Family® beverages and other brands. Overall net price realization was flat and sales mix was favorable.

Segment profit decreased $2.2 million, or 5 percent, in the second quarter of 2015, compared to 2014. Higher costs were realized in Canada and were attributed to sourcing certain products from the U.S., reflecting the impact of a weaker Canadian dollar compared to a year ago, and an increase in green coffee costs. The impacts of Sahale, Enray, and the exited foodservice business were not significant to segment profit in the second quarter of 2015.

Cash and Financing
For the first six months of the fiscal year, cash provided by operating activities was $83.9 million in 2015, compared to $168.0 million in 2014, primarily due to a greater amount of cash required to fund working capital in 2015. Free cash flow decreased $114.4 million during the first six months of 2015, compared to 2014, further reflecting an increase in capital expenditures during the current year.

During the second quarter of 2015, the Company commenced borrowing under its commercial paper program and repaid its revolving credit facility borrowings. As of October 31, 2014, the Company had short-term borrowings outstanding of $545.9 million, all of which was issued under its commercial paper program, at a weighted-average interest rate of 0.31 percent.

Outlook
The Company affirmed its outlook for fiscal 2015 as reported in its November 12, 2014, press release. The Company expects full year net sales to decrease approximately 1 percent, as compared to 2014. Based on the full year results for the first six months of 2015, the Company's outlook implies a modest increase in net sales for the last six months of 2015 over the same period last year. The Company noted higher net price realization, favorable mix, and the contribution from Sahale as the primary contributors.

Income per diluted share excluding certain items affecting comparability is expected to be in the range of $5.45 to $5.65. Volume declines and an unfavorable net price realization to cost relationship in the U.S. Retail Coffee segment are the primary contributors of the income per diluted share decline for the last six months of 2015, compared to the same period in 2014. Free cash flow for 2015 is expected to approximate $500 million reflecting the anticipated decrease in net income and a higher level of working capital requirements.

Conference Call
The Company will conduct an earnings conference call and webcast today, Wednesday, November 19, 2014, at 8:30 a.m. Eastern Time. The webcast can be accessed from the Company's website at jmsmucker.com/investor-relations. For those unable to listen to the live webcast, the webcast replay will be available at jmsmucker.com/investor-relations following the call. An audio replay will also be available following the call until Wednesday, November 26, 2014, and can be accessed by dialing 888-203-1112 or 719-457-0820, with an access code of 5860677.

Non-GAAP Measures
The Company uses non-GAAP financial measures including: net sales adjusted for the noncomparable impact of the Sahale acquisition, the incremental impact of the Enray acquisition and the Cumberland distribution agreement, and foreign currency exchange; gross profit, operating income, income, and income per diluted share, excluding certain items affecting comparability; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. Certain items affecting comparability can significantly affect the year-over-year assessment of operating results and include specific restructuring and merger and integration projects ("special project costs") that are each nonrecurring in nature as well as gains and losses on commodity and foreign exchange derivatives ("unallocated derivative gains and losses") until the related inventory is sold. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. Information concerning the amounts of certain items affecting comparability varies depending on the Company's merger and acquisition activity, market conditions, and levels of derivative transactions with respect to a particular fiscal year, and is not determinable on a forward-looking basis. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables.

About The J. M. Smucker Company
For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and natural foods products in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Millstone®, Cafe Bustelo®, Cafe Pilon®, truRoots®, White Lily®, Martha White®, and Sahale Snacks® in the United States, along with Robin Hood®, Five Roses®, Carnation®, and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Societe des Produits Nestle S.A.; and Dunkin' Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® is a trademark of Keurig Green Mountain, Inc., used with permission.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

  volatility of commodity markets from which raw materials, particularly green coffee beans, peanuts, soybean oil, wheat, milk, corn, and sugar, are procured and the related impact on costs;
  risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company's liquidity;
  crude oil price trends and their impact on transportation, energy, and packaging costs;
  the availability of reliable transportation, which may be affected by the cost of fuel, regulations affecting the industry, labor shortages, service failures by third-party service providers, accidents, or natural disasters, on acceptable terms;
  the ability to successfully implement and realize the full benefit of price changes that are intended to ultimately fully recover cost, including the competitive, retailer, and consumer response, and the impact of the timing of the price changes to profits and cash flow in a particular period;
  the success and cost of introducing new products and the competitive response;
  the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses;
  general competitive activity in the market, including competitors' pricing practices and promotional spending levels;
  the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost-effective manner;
  the impact of food security concerns involving either the Company's or its competitors' products;
  the impact of accidents, extreme weather, and natural disasters, including crop failures and storm damage;
  the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials, such as packaging for its Folgers® coffee products, and finished goods, such as K-Cup® packs, and the ability to manage and maintain key relationships;
  the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
  changes in consumer coffee preferences and other factors affecting the Company's coffee businesses, which represent a substantial portion of the Company's business;
  a change in outlook or downgrade in the Company's public credit ratings by a rating agency;
  the ability of the Company to obtain any required financing on a timely basis and on acceptable terms;
  the timing and amount of capital expenditures, share repurchases, and restructuring costs;
  impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
  the impact of new or changes to existing governmental laws and regulations and their application;
  the impact of future legal, regulatory, or market measures regarding climate change;
  the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company's tax positions;
  foreign currency and interest rate fluctuations;
  political or economic disruption;
  other factors affecting share prices and capital markets generally; and
  risks related to other factors described under "Risk Factors" in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,			Six Months Ended October 31,
	2014	2013	% Increase (Decrease)	2014	2013	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,481.8	$ 1,559.9	(5%)	$ 2,805.6	$ 2,910.8	(4%)
Cost of products sold	945.3	1,007.3	(6%)	1,790.4	1,865.3	(4%)
Gross Profit	536.5	552.6	(3%)	1,015.2	1,045.5	(3%)
Gross margin	36.2%	35.4%		36.2%	35.9%

Selling, distribution, and administrative expenses	252.4	270.3	(7%)	505.8	520.5	(3%)
Amortization	25.2	24.7	2%	50.1	49.2	2%
Other special project costs	2.8	6.9	(58%)	11.4	12.7	(10%)
Other operating expense (income) - net	1.3	(0.1)	n/m	1.5	(1.0)	n/m
Operating Income	254.8	250.8	2%	446.4	464.1	(4%)
Operating margin	17.2%	16.1%		15.9%	15.9%

Interest expense - net	(16.2)	(20.5)	(21%)	(33.6)	(44.3)	(24%)
Other income (expense) - net	0.3	(0.3)	n/m	1.6	(0.3)	n/m
Income Before Income Taxes	238.9	230.0	4%	414.4	419.5	(1%)
Income taxes	80.6	76.6	5%	140.1	139.5	0%
Net Income	$ 158.3	$ 153.4	3%	$ 274.3	$ 280.0	(2%)

Net income per common share	$ 1.55	$ 1.46	6%	$ 2.69	$ 2.65	2%

Net income per common share - assuming dilution	$ 1.55	$ 1.46	6%	$ 2.69	$ 2.65	2%

Dividends declared per common share	$ 0.64	$ 0.58	10%	$ 1.28	$ 1.16	10%

Weighted-average shares outstanding	101,821,374	105,130,715	(3%)	101,794,922	105,544,295	(4%)
Weighted-average shares outstanding – assuming dilution	101,824,624	105,145,966	(3%)	101,800,782	105,560,298	(4%)

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	October 31, 2014	April 30, 2014	October 31, 2013
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$ 105.3	$ 153.5	$ 150.5
Trade receivables, less allowance for doubtful accounts	453.2	309.4	464.2
Inventories	1,065.2	931.0	1,023.7
Other current assets	102.1	145.2	123.9
Total Current Assets	1,725.8	1,539.1	1,762.3

Property, Plant, and Equipment - Net	1,305.0	1,265.6	1,163.2

Other Noncurrent Assets:
Goodwill	3,142.6	3,098.2	3,100.7
Other intangible assets - net	3,003.7	3,024.3	3,076.2
Other noncurrent assets	157.7	144.9	143.6
Total Other Noncurrent Assets	6,304.0	6,267.4	6,320.5
Total Assets	$ 9,334.8	$ 9,072.1	$ 9,246.0

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 251.3	$ 289.2	$ 261.6
Current portion of long-term debt	-	100.0	150.0
Short-term borrowings	545.9	248.4	207.0
Other current liabilities	206.9	253.4	277.4
Total Current Liabilities	1,004.1	891.0	896.0

Noncurrent Liabilities:
Long-term debt	1,890.8	1,879.8	1,883.6
Other noncurrent liabilities	1,274.9	1,271.7	1,298.5
Total Noncurrent Liabilities	3,165.7	3,151.5	3,182.1

Shareholders' Equity	5,165.0	5,029.6	5,167.9
Total Liabilities and Shareholders' Equity	$ 9,334.8	$ 9,072.1	$ 9,246.0

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended October 31,		Six Months Ended October 31,
	2014	2013	2014	2013
	(Dollars in millions)

Operating Activities
Net income	$ 158.3	$ 153.4	$ 274.3	$ 280.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	37.9	39.5	76.2	77.1
Amortization	25.2	24.7	50.1	49.2
Share-based compensation expense	5.2	6.7	12.1	12.3
Loss on sale of assets - net	1.5	0.8	2.0	1.0
Defined benefit pension contributions	(1.8)	(1.9)	(3.1)	(3.0)
Changes in assets and liabilities, net of effect from businesses acquired:
Trade receivables	(57.7)	(103.0)	(140.7)	(147.3)
Inventories	22.9	40.6	(130.4)	(74.5)
Accounts payable and accrued items	(59.5)	2.7	(83.6)	4.9
Income and other taxes	(51.7)	(71.7)	(6.1)	(33.0)
Other - net	11.7	(5.9)	33.1	1.3
Net Cash Provided by Operating Activities	92.0	85.9	83.9	168.0

Investing Activities
Businesses acquired, net of cash acquired	(80.3)	(102.0)	(80.3)	(102.0)
Additions to property, plant, and equipment	(64.7)	(47.1)	(113.7)	(83.4)
Proceeds from disposal of property, plant, and equipment	-	0.3	1.2	1.4
Other - net	3.0	(1.8)	(1.3)	(8.9)
Net Cash Used for Investing Activities	(142.0)	(150.6)	(194.1)	(192.9)

Financing Activities
Short-term borrowings - net	75.9	122.0	297.5	207.0
Repayments of long-term debt	-	-	(100.0)	-
Quarterly dividends paid	(65.0)	(61.0)	(123.9)	(116.4)
Purchase of treasury shares	(0.7)	(0.1)	(11.3)	(165.5)
Proceeds from stock option exercises	0.4	0.2	0.8	0.3
Other - net	1.2	(1.4)	8.6	(1.3)
Net Cash Provided by (Used for) Financing Activities	11.8	59.7	71.7	(75.9)
Effect of exchange rate changes on cash	(5.9)	(2.0)	(9.7)	(5.1)
Net decrease in cash and cash equivalents	(44.1)	(7.0)	(48.2)	(105.9)
Cash and cash equivalents at beginning of period	149.4	157.5	153.5	256.4
Cash and Cash Equivalents at End of Period	$ 105.3	$ 150.5	$ 105.3	$ 150.5

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2014	2013	2014	2013
	(Dollars in millions, except per share data)

Reconciliation to gross profit:
Gross profit	$ 536.5	$ 552.6	$ 1,015.2	$ 1,045.5
Unallocated derivative (gains) losses	(7.6)	1.5	13.8	(3.1)
Cost of products sold - special project costs	0.3	2.3	0.7	3.8
Gross profit excluding certain items affecting comparability	$ 529.2	$ 556.4	$ 1,029.7	$ 1,046.2
% of net sales	35.7%	35.7%	36.7%	35.9%

Reconciliation to operating income:
Operating income	$ 254.8	$ 250.8	$ 446.4	$ 464.1
Unallocated derivative (gains) losses	(7.6)	1.5	13.8	(3.1)
Cost of products sold - special project costs	0.3	2.3	0.7	3.8
Other special project costs	2.8	6.9	11.4	12.7
Operating income excluding certain items affecting comparability	$ 250.3	$ 261.5	$ 472.3	$ 477.5
% of net sales	16.9%	16.8%	16.8%	16.4%

Reconciliation to net income:
Net income	$ 158.3	$ 153.4	$ 274.3	$ 280.0
Income taxes	80.6	76.6	140.1	139.5
Unallocated derivative (gains) losses	(7.6)	1.5	13.8	(3.1)
Cost of products sold - special project costs	0.3	2.3	0.7	3.8
Other special project costs	2.8	6.9	11.4	12.7
Income before income taxes excluding certain items affecting comparability	$ 234.4	$ 240.7	$ 440.3	$ 432.9
Income taxes, as adjusted	79.0	80.2	148.8	144.0
Income excluding certain items affecting comparability	$ 155.4	$ 160.5	$ 291.5	$ 288.9

Weighted-average common shares outstanding	101,123,147	104,311,146	101,075,885	104,694,335
Weighted-average participating shares outstanding	698,227	819,569	719,037	849,960
Total weighted-average shares outstanding	101,821,374	105,130,715	101,794,922	105,544,295
Dilutive effect of stock options	3,250	15,251	5,860	16,003
Total weighted-average shares outstanding - assuming dilution	101,824,624	105,145,966	101,800,782	105,560,298
Income per common share excluding certain items affecting comparability - assuming dilution	$ 1.53	$ 1.53	$ 2.86	$ 2.74

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2014	2013	2014	2013
	(Dollars in millions)

Reconciliation to net income:
Net income	$ 158.3	$ 153.4	$ 274.3	$ 280.0
Income taxes	80.6	76.6	140.1	139.5
Interest expense - net	16.2	20.5	33.6	44.3
Depreciation	37.9	39.5	76.2	77.1
Amortization	25.2	24.7	50.1	49.2
Earnings before interest, taxes, depreciation, and amortization	$ 318.2	$ 314.7	$ 574.3	$ 590.1
% of net sales	21.5%	20.2%	20.5%	20.3%

Reconciliation to cash provided by operating activities:
Net cash provided by operating activities	$ 92.0	$ 85.9	$ 83.9	$ 168.0
Additions to property, plant, and equipment	(64.7)	(47.1)	(113.7)	(83.4)
Free cash flow	$ 27.3	$ 38.8	$ (29.8)	$ 84.6

The Company uses non-GAAP financial measures including: net sales adjusted for noncomparable items; gross profit, operating income, income, and income per diluted share, excluding certain items affecting comparability; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally.  The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis.  Certain items affecting comparability can significantly affect the year-over-year assessment of operating results and include specific restructuring and merger and integration projects ("special project costs") that are each nonrecurring in nature as well as gains and losses on commodity and foreign currency exchange derivatives until the related inventory is sold ("unallocated derivative losses and gains").  These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity.  These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended October 31,		Six Months Ended October 31,
	2014	2013	2014	2013
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 533.0	$ 594.9	$ 1,035.7	$ 1,109.3
U.S. Retail Consumer Foods	605.0	612.6	1,127.8	1,149.0
International, Foodservice, and Natural Foods	343.8	352.4	642.1	652.5
Total net sales	$ 1,481.8	$ 1,559.9	$ 2,805.6	$ 2,910.8

Segment profit:
U.S. Retail Coffee	$ 151.2	$ 180.6	$ 288.8	$ 323.2
U.S. Retail Consumer Foods	118.0	100.7	231.2	196.2
International, Foodservice, and Natural Foods	45.2	47.4	80.6	90.5
Total segment profit	$ 314.4	$ 328.7	$ 600.6	$ 609.9
Interest expense - net	(16.2)	(20.5)	(33.6)	(44.3)
Unallocated derivative gains (losses)	7.6	(1.5)	(13.8)	3.1
Cost of products sold - special project costs	(0.3)	(2.3)	(0.7)	(3.8)
Other special project costs	(2.8)	(6.9)	(11.4)	(12.7)
Corporate administrative expenses	(64.1)	(67.2)	(128.3)	(132.4)
Other income (expense) - net	0.3	(0.3)	1.6	(0.3)
Income before income taxes	$ 238.9	$ 230.0	$ 414.4	$ 419.5

Segment profit margin:
U.S. Retail Coffee	28.4%	30.4%	27.9%	29.1%
U.S. Retail Consumer Foods	19.5%	16.4%	20.5%	17.1%
International, Foodservice, and Natural Foods	13.1%	13.5%	12.5%	13.9%

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CONTACT: The J. M. Smucker Company, (330) 682-3000; Investors: Aaron Broholm, Director, Investor Relations or Media: Maribeth Burns, Vice President, Corporate Communications